Exhibit 99.1

GARY MCCULLOUGH REMARKS

August 31, 2010

Introduction

Senator Durbin, thank you for the opportunity to participate in today’s forum. I’m Gary McCullough and I’m the President and CEO of Career Education Corporation.

When I was offered the opportunity to lead Career Education as CEO, like you, I had heard anecdotes and rhetoric relating to the sector.

However, I visited several of our schools as a “mystery shopper.” What I found was dedicated employees changing lives by preparing students to be productive in their chosen field.

I hope today will mark the beginning of a broader, deeper and more balanced discussion of the vital role our sector plays in providing quality post-secondary education.

Our company serves non-traditional students whose average age is 32. They are more likely to be low-income, racial minorities, high school dropouts with GEDs, single parents or first generation college students. Generally, they have not been well served by traditional education providers at the secondary or post-secondary level.

Company in Transition

Since my arrival three and a half years ago, Career Education has taken many significant actions to further deliver on our obligations to students. I have focused on three goals during my tenure:

•	To strengthen the quality of education we provide in our classrooms;

•	To enhance the career services we offer with a goal of finding quality jobs for our students; and

•	To ensure we operate with integrity and transparency in marketing, admissions and financial aid.

As a result, I’m confident our educational quality benefits both students and employers.

President Obama’s Educational Goals

The United States now ranks 12th among nations in the percentage of citizens who graduate from college. President Obama has stated a goal of America having eight million more college graduates by 2020 so we can have the highest share of graduates. That’s ambitious . . . and Education Secretary Arne Duncan has said this can’t be achieved without proprietary education institutions. He’s right.

For perspective, if you were to remove the proprietary sector contribution of 5 million graduates from the total, traditional schools would need to produce an additional 13 million graduates by 2020 – not just eight million. This would put additional pressure on community colleges where graduation rates on average are only 22%.

Again, without proprietary schools, the President’s initiative will cost U.S. taxpayers an additional $840 billion over the next decade because of direct taxpayer subsidies to traditional institutions. This increased demand on public institutions would come as states and communities are slashing higher education funding which has led to tuition increases and a reduction in services at many schools.

Negotiated Rulemaking / NPRM Process

The Department of Education has published, for comment, proposed rules which are to become final on November 1st. We submitted comments on behalf of our students and our schools that recognized the Department for progress in some areas. But there are two proposed rules that we believe are misguided and not in the best interests of students or our schools. In particular, we object to the proposal to cancel long-standing guidance on compensation for admissions and financial aid personnel at both proprietary and traditional schools.

Another proposed rule would define “gainful employment” by requiring proprietary schools to meet complicated and discriminatory criteria that would be retroactively applied. For example, the Department of Education is using Debt to Income Ratios and Student Loan Repayment Rates as metrics without regard to the types of students being served. This would result in program eliminations and limit options for students.

ABOUT CAREER EDUCATION CORPORATION

The colleges, schools and universities that are part of the Career Education Corporation (“CEC”) family offer high-quality education to a diverse student population of over 104,000 students across the world in a variety of career-oriented disciplines. The more than 90 campuses that serve these students are located throughout the U.S. and in France, Italy, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs. Approximately 44% of our students attend the web-based virtual campuses of American InterContinental University, Colorado Technical University, International Academy of Design & Technology and Le Cordon Bleu College of Culinary Arts.

CEC is an industry leader whose brands are recognized globally. Those brands include, among others, American InterContinental University (“AIU”); Brooks Institute; Colorado Technical University (“CTU”); Harrington College of Design; INSEEC Group (“INSEEC”) Schools, including the International University of Monaco (“IUM”); International Academy of Design & Technology (“IADT”); Istituto Marangoni; Le Cordon Bleu North America (“LCB”); and Sanford-Brown Institutes and Colleges. Through our schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding careers.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s colleges, schools, and universities.